Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Stock Plan and the Amended and Restated 2000 Stock Option Plan of Benefitfocus, Inc. of our report on the consolidated financial statements of Benefitfocus, Inc. as of December 31, 2011 and 2012 and for each of the three years in the period ended December 31, 2012 included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-190610) and related Prospectus of Benefitfocus, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

November 12, 2013